Exhibit 10.1

LOAN AGREEMENT

by and between

COST PLUS, INC.,

a California corporation,

as Borrower,

and

Bank of America, N.A.,

a national banking association,

as Lender,

with respect to

12300 Dominion Way

Windsor, Virginia

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-ii-

Schedules to Loan Agreement

Schedule 1	Definitions

Schedule 2	Form of Draw Request

Schedule 3	Intentionally Omitted

Schedule 4	Project Schedule

Schedule 5	Additional Terms Regarding Advances

Schedule 6	Leasing and Tenant Matters

Schedule 7	Form of Compliance Certificate

Schedule 8	Intentionally Omitted

Schedule 9	Swap Contracts

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Loan Agreement

This Loan Agreement (this “Agreement”) is made as of the 14th day of May, 2004, by and between Cost Plus, Inc., a California corporation (“Borrower”), and Bank of America, N.A., a national banking association (“Lender”).

Recitals

Borrower has applied to Lender for a loan or loans to finance certain costs related to the acquisition of certain real property and the construction and development of improvements thereon. Lender has agreed to make the loans on the terms and conditions set forth in this Agreement and in the other documents evidencing and securing the loans.

Now, therefore, in consideration of the premises, and in further consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

Agreements

Article 1.

General Information.

Section 1.1 Conditions to Closing.

The conditions precedent to closing the Loan and recording the Deed of Trust, including without limitation the payment of the Loan Fee by Borrower to Lender, are set forth in the Closing Checklist.

Section 1.2 Schedules.

The Schedules attached to this Agreement are incorporated herein and made a part hereof.

Section 1.3 Defined Terms.

Capitalized terms in this Agreement shall have the meanings ascribed to such terms in the Preamble hereto and in Schedule 1.

Article 2.

Advances of the Loan.

Section 2.1 The Loan.

Borrower agrees to borrow the Loan from Lender, and Lender agrees to lend the Loan to Borrower, subject to the terms and conditions herein set forth, in incremental advances under the Revolving Loan which, when combined with the Commercial Real Estate Loan, will not exceed, in the aggregate, the Loan Amount. Interest shall accrue and be payable in arrears only on sums advanced hereunder for the period of time outstanding. The Commercial Real Estate Loan is not a revolving loan; amounts repaid under the Commercial Real Estate Loan Note may not be reborrowed.

The Revolving Loan is a revolving loan; amounts may be repaid under the Revolving Loan Note prior to the Conversion Date (as defined in the Revolving Loan Note). Subject to any limitations set forth in this Agreement, Borrower may borrow, repay and reborrow under this Agreement so long as the principal amount of the Revolving Loan outstanding at any time does not exceed the Maximum Revolving Amount. Borrower shall immediately pay Lender, upon demand by Lender, any amounts necessary to reduce the outstanding principal balance of the Revolving Loan to an amount not greater than the Maximum Revolving Amount.

Section 2.2 Purpose; Reallocation; Revenues from Property.

The Commercial Real Estate Loan shall be advanced by Lender upon the Closing of the Loan and the recording of the Deed of Trust. The Revolving Loan shall be advanced by Lender in accordance with the terms of this Agreement to pay those expenses related to the Revolving Loan and the Property. Borrower will receive each advance in trust for the purpose of paying only such costs and will utilize the funds advanced for no other purpose.

Section 2.3 Draw Requests.

Advances under the Revolving Loan shall be made not more frequently than monthly based on draw requests signed by an Authorized Signer in the form attached hereto as Schedule 2 or in another form approved by Lender. Each such request shall include, at Borrower’s cost, an update from the title insurance company which insures the Loan showing the Property free of mechanics’ and other liens and which is otherwise satisfactory to Lender.

Section 2.4 Additional Terms Regarding Advances.

Advances of the Revolving Loan shall also be subject to the terms and conditions set forth in Schedule 5.

Section 2.5 Liability of Lender.

Lender shall in no event be responsible or liable to any Person other than Borrower for the disbursement of or failure to disburse the Revolving Loan proceeds or any part thereof and neither the General Contractor nor any subcontractor, laborer or material supplier shall have any right or claim against Lender under this Agreement or the other Loan Documents.

Article 3.

Representations and Warranties.

Borrower represents and warrants to Lender that:

Section 3.1 Organization, Power and Authority of Borrower; Loan Documents.

Borrower (a) is a corporation duly organized, existing and in good standing under the laws of the state in which it is organized and is duly qualified to do business and in good standing in the state in which the Land is located and in any other state where the nature of Borrower’s business or property requires it to be qualified to do business, except where the failure to be so qualified would not have a Material Adverse Effect, and (b) has the power, authority and legal right to own its property and carry on the business now being conducted by it and to engage in the transactions contemplated by the Loan Documents. The Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower, and the execution and delivery of, and the carrying out of the transactions contemplated by, such Loan Documents, and the performance and observance of the terms and conditions thereof, have been duly authorized by all necessary organizational action by and on behalf of Borrower. The Loan Documents to which Borrower is a party constitute the valid and legally binding obligations of Borrower and are fully enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be limited by laws generally affecting the enforcement of creditors’ rights.

Section 3.2 Other Documents; Laws.

The execution and performance of the Loan Documents to which Borrower is a party and the consummation of the transactions contemplated thereby will not conflict with, result in any breach of, or constitute a default under, the organizational documents of Borrower, or any contract, agreement, document or other instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected, and such actions do not and will not violate or contravene any Law to which Borrower is subject.

Section 3.3 Taxes.

Borrower has filed all federal, state, county and municipal Tax returns required to have been filed by Borrower and has paid all Taxes which have become due pursuant to such returns or pursuant to any Tax assessments received by Borrower other than those being contested in good faith and for which adequate reserves are maintained in accordance with generally accepted accounting principles and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against Borrower that would, if made, have a Material Adverse Effect.

Section 3.4 Legal Actions.

Except as set forth in Schedule 3.4 attached hereto, there are no Claims or investigations by or before any court or Governmental Authority, pending, or to the best of Borrower’s knowledge and belief, threatened in writing against or affecting the Property and there are no Claims or investigations by or before any court or Governmental Authority pending, or to the best of Borrower’s knowledge and belief threatened in writing against or affecting Borrower or Borrower’s business which have not been disclosed to Lender. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority affecting Borrower or the Property.

Section 3.5 Nature of Loan.

Borrower is a business or commercial organization. The Loan is being obtained solely for business or investment purposes, and will not be used for personal, family, household or agricultural purposes.

Section 3.6 Trade Names.

Borrower conducts its business solely under the name set forth in the Preamble to this Agreement and makes use of no trade names in connection therewith, unless such trade names have been previously disclosed to Lender in writing.

Section 3.7 Financial Statements.

The financial statements heretofore delivered by Borrower to Lender are true and correct in all respects, have been prepared in accordance with sound accounting principles consistently applied, and fairly present the respective financial conditions of the subjects thereof as of the respective dates thereof.

Section 3.8 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto (or there is remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make amendments necessary to obtain a favorable determination letter) and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan..

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 3.9 Compliance with Zoning and Other Requirements.

The anticipated use of the Property complies with applicable zoning ordinances, regulations and restrictive covenants affecting the Land. All use and other requirements of any

Governmental Authority having jurisdiction over the Property have been satisfied. To the best of Borrower’s information and belief, no violation of any Law exists with respect to the Property to the extent such violation could reasonably be expected to have a Material Adverse Effect..

Section 3.10 Plans and Specifications.

The Plans and Specifications are complete and adequate for the Construction of the Improvements. The Plans and Specifications have been approved by all Governmental Authorities having or claiming jurisdiction over the Property and by the beneficiary of each restrictive covenant affecting the Property whose approval is required. To the best of Borrower’s knowledge, the Improvements, if constructed substantially in accordance with the Plans and Specifications, will fully comply with all applicable Laws, including those Laws relating to access and facilities for disabled persons.

Section 3.11 Building Permits; Other Permits.

All building, construction and other permits necessary or required in connection with the Construction of the Improvements have been validly issued or will be issued in a timely manner by a date sufficient to ensure Completion of Construction in accordance with the Project Schedule. All required fees have been paid and bonds and/or other security have been posted in connection with all permits that have been issued, and Borrower is committed to pay all fees and the cost of all bonds and other security in connection with permits to be issued in the future. Following the issuance thereof, all permits will remain in full force and effect.

Section 3.12 Utilities.

All utility services necessary for the Construction of the Improvements and the operation thereof for their intended purposes are available at the boundaries of the Land (or will be available upon the completion of work shown in the Plans and Specifications), including telephone service, cable television, water supply, storm and sanitary sewer facilities, natural gas and electric facilities, including cabling for telephonic and data communication, and the capacity to send and receive wireless communication.

Section 3.13 Access; Roads.

All roads and other accesses necessary for the Construction of the Improvements and full utilization thereof for their intended purposes have either been completed or the necessary rights of way therefor have either been acquired by the appropriate Governmental Authority, or have been dedicated to public use and accepted by such Governmental Authority and all necessary steps have been taken by Borrower or such Governmental Authority to assure the complete construction and installation thereof by a date sufficient to ensure the Completion of Construction of the Improvements in accordance with the Project Schedule.

Section 3.14 Other Liens.

Except for contracts for labor, materials and services furnished or to be furnished in connection with the Construction of the Improvements, Borrower has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property.

Section 3.15 No Material Adverse Effect.

There has been no occurrence which has resulted or could reasonably be expected to result in a Material Adverse Effect in the financial conditions reflected in the financial statements of Borrower since the respective dates of such statements, and no material additional liabilities have been incurred by Borrower since the dates of such statements other than the borrowings contemplated herein or as approved in writing by Lender.

Section 3.16 Defaults.

There is no Default or Event of Default under any of the Loan Documents that has occurred and is continuing, and there is no default or event of default under any material contract, agreement or other document related to the construction or operation of the Improvements.

Section 3.17 Affirmation of Representations and Warranties.

Each draw request and each receipt of the funds requested thereby shall constitute an affirmation that (a) the foregoing representations and warranties of Borrower are true and correct as of the date of the draw request and, unless Lender is notified to the contrary prior to the disbursement of the advance requested, will be so on the date of the disbursement, and (b) the work completed to the date of the draw request is of quality and in all other respects consistent with the Plans and Specifications.

Article 4.

Affirmative Covenants and Agreements.

Section 4.1 Commencement and Completion of Construction.

Borrower shall cause the Construction of the Improvements to be commenced and prosecuted in a good and workmanlike manner and shall cause the same to be completed in accordance with the Project Schedule and substantially in accordance with the Plans and Specifications.

Section 4.2 Approval of Construction.

No work associated with the Construction of the Improvements shall be commenced by Borrower unless and until the Plans and Specifications have been approved by all Governmental Authorities having or claiming jurisdiction over the Land and Improvements, by the beneficiary of any applicable restrictive covenant whose approval is required, and by any other party whose approval is required under applicable agreements, and unless and until all building, construction and other permits necessary or required in connection with the Construction of the Improvements have been validly issued and all fees, bonds and any other security required in connection therewith have been paid or posted.

Section 4.3 Intentionally Omitted.

Section 4.4 Compliance with Laws; Encroachments.

The Improvements shall be constructed in accordance with all applicable Laws. The Improvements shall be constructed entirely on the Land and shall not encroach upon any easement or right-of-way, or upon the land of others. Construction of the Improvements shall occur wholly within all applicable building restriction lines and set-backs, however established, and shall be in strict compliance with all applicable use or other restrictions and the provisions of any prior agreements, declarations, covenants and all applicable zoning and subdivision ordinances and regulations.

Section 4.5 Inspections; Cooperation.

Borrower shall permit representatives of Lender to enter upon the Land during normal business hours, to inspect the Improvements and any and all materials to be used in connection with the development of the Land and the construction of the Improvements, to examine all detailed plans and shop drawings and similar materials as well as all records and books of account maintained by or on behalf of Borrower relating thereto and to discuss the affairs, finances and accounts pertaining to the Loan and the Improvements with representatives of Borrower. Borrower shall at all times cooperate and shall use commercially reasonable effort to cause the General Contractor and each and every one of its subcontractors and material suppliers to cooperate with the representatives of Lender in connection with or in aid of the performance of Lender’s functions under this Agreement. Except in the event of an emergency, Lender shall give Borrower at least twenty-four hours’ notice by telephone in each instance before entering upon the Land and/or exercising any other rights granted in this Section.

Section 4.6 Contracts, Vouchers and Receipts.

Borrower shall furnish to Lender, promptly on demand, copies of any contracts, subcontracts, bills of sale, statements, receipted vouchers or other agreements relating to the development of the Land or the construction of the Improvements, including any such items pursuant to which Borrower has any claim of title to any materials, fixtures or other articles delivered or to be delivered to the Land or incorporated or to be incorporated into the Improvements. Borrower shall furnish to Lender, promptly on demand, a verified written statement, in such form and detail as Lender may require, setting forth the names and addresses of all contractors, subcontractors and suppliers furnishing labor or materials in the development of the Land or the construction of the Improvements and showing all amounts paid for labor and materials and all items of labor and materials furnished or to be furnished for which payment has not been made and the amounts to be paid therefor.

Section 4.7 Payment and Performance of Contractual Obligations.

Borrower shall perform in a timely manner all of its obligations under the Architect’s Contract, the Construction Contract and any and all other contracts and agreements related to the construction or operation of the Improvements, and Borrower will pay when due all bills for services or labor performed and materials supplied in connection with the development of the Land and the construction of the Improvements. Within thirty (30) days after the filing of any mechanic’s lien or other lien or encumbrance against the Property, Borrower will promptly discharge the same by payment or filing a bond or otherwise as permitted by Law. So long as Lender’s security has been protected by the filing of a bond or otherwise in a manner satisfactory to Lender in its sole and absolute discretion, Borrower shall have the right to contest in good faith any claim, lien or encumbrance, provided that Borrower does so diligently and without prejudice to Lender or delay in completing construction of the Improvements.

Section 4.8 Correction of Construction Defects.

Borrower shall correct or cause the correction of any structural defects in the Improvements and any work that fails to comply with the requirements of Section 4.4.

Section 4.9 Insurance.

Borrower shall maintain the following insurance at its sole cost and expense:

(a) Insurance against Casualty to the Property under a policy or policies covering such risks as are presently included in “special form” (also known as “all risk”) coverage, including such risks as are ordinarily insured against by similar businesses, but in any event including fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, malicious mischief and acts of terrorism. Such insurance shall name Lender as mortgagee and loss payee. Unless otherwise agreed in writing by Lender, such insurance shall be for the full insurable value of the Property, with a deductible amount, if any, reasonably satisfactory to Lender. No policy of insurance shall be written such that the proceeds thereof will produce less than the minimum coverage required by this Section by reason of co-insurance provisions or otherwise. The term “full insurable value” means one hundred percent (100%) of the actual replacement cost of the Property (excluding foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items).

(b) Comprehensive (also known as commercial) general liability insurance on an “occurrence” basis against claims for “personal injury” liability and liability for death, bodily injury and damage to property, products and completed operations, in limits reasonably satisfactory to Lender with respect to any one occurrence and the aggregate of all occurrences during any given annual policy period. Such insurance shall name Lender as an additional insured.

(c) Workers’ compensation insurance for all employees of Borrower in such amount as is required by Law and including employer’s liability insurance, if required by Lender.

(d) During any period of construction upon the Property, Borrower shall maintain, or cause others to maintain, builder’s risk insurance (non-reporting form) of the type customarily carried in the case of similar construction for one hundred percent (100%) of the full replacement cost of work in place and materials stored at or upon the Property.

(e) If at any time any portion of any structure on the Property is insurable against Casualty by flood and is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, a flood insurance policy in form and amount acceptable to Lender but in no amount less than the amount sufficient to meet the requirements of applicable Law as such requirements may from time to time be in effect.

(f) Loss of rental value insurance or business interruption insurance in an amount reasonably acceptable to Lender.

(g) Such other and further insurance as may be required from time to time by Lender in order to comply with regular requirements and practices of Lender in similar transactions including, if required by Lender, wind insurance and earthquake insurance, so long as any such insurance is generally available at commercially reasonable premiums as determined by Lender from time to time.

In addition to the foregoing, Borrower shall cause the General Contractor to provide and maintain comprehensive (commercial) general liability insurance and workers’ compensation insurance for all employees of the General Contractor meeting, respectively, the requirements of Subsections (b) and (c), above.

Each policy of insurance (i) shall be issued by one or more insurance companies each of which must have an A.M. Best Company financial and performance rating of A-IX or better and each of which is qualified or authorized by the Laws of the states of California and Virginia as applicable, to assume the risks covered by such policy, (ii) with respect to the insurance described under the preceding Subsections (a), (d), (e) and (f), shall have attached thereto standard non-contributing, non-reporting mortgagee clauses in favor of and entitling Lender without contribution to collect any and all proceeds payable under such insurance, either as sole payee or as joint payee with Borrower, (iii) shall provide that such policy shall not be canceled or modified without at least thirty (30) days prior written notice to Lender, and (iv) shall provide that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Borrower which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. Borrower shall promptly pay all premiums when due on such insurance and, not less than thirty (30) days prior to the expiration dates of each such policy, Borrower will deliver to Lender acceptable evidence of insurance, such as a renewal policy or policies marked “premium paid” or other evidence satisfactory to Lender reflecting that all required insurance is current and in force. Borrower will immediately give Notice to Lender of any cancellation of, or change in, any insurance policy. Lender shall not, because of accepting, rejecting, approving or obtaining insurance, incur any liability for (A) the existence, nonexistence, form or legal sufficiency thereof, (B) the solvency of any insurer, or (C) the payment of losses. Borrower may satisfy any insurance requirement hereunder by providing one or more “blanket” insurance policies, subject to Lender’s approval in each instance as to limits, coverages, forms, deductibles, inception and expiration dates, and cancellation provisions.

Section 4.10 Adjustment of Condemnation and Insurance Claims.

Borrower shall give prompt Notice to Lender of any Casualty or any Condemnation or threatened Condemnation. Lender is authorized, at its sole and absolute option, to commence, appear in and prosecute, in its own or Borrower’s name, any action or proceeding relating to any Condemnation or Casualty, and to make proof of loss for and to settle or compromise any Claim in connection therewith. In such case, Lender shall have the right to receive all Condemnation

Awards and Insurance Proceeds, and may deduct therefrom payment of all of its Expenses. However, so long as no Event of Default has occurred and is continuing and Borrower is diligently pursuing its rights and remedies with respect to a Claim, Lender will obtain Borrower’s written consent (which consent shall not be unreasonably withheld or delayed) before making proof of loss for or settling or compromising such Claim. Borrower agrees to diligently assert its rights and remedies with respect to each Claim and to promptly pursue the settlement and compromise of each Claim subject to Lender’s approval, which approval shall not be unreasonably withheld or delayed. If, prior to the receipt by Lender of any Condemnation Award or Insurance Proceeds, the Property shall have been sold pursuant to the provisions of the Deed of Trust, Lender shall have the right to receive such funds (a) to the extent of any deficiency found to be due upon such sale with interest thereon (whether or not a deficiency judgment on the Deed of Trust shall have been sought or recovered or denied), and (b) to the extent necessary to reimburse Lender for its Expenses. If any Condemnation Awards or Insurance Proceeds are paid to Borrower, Borrower shall receive the same in trust for Lender. Subject Section 4.11, within ten (10) days after Borrower’s receipt of any Condemnation Awards or Insurance Proceeds, Borrower shall deliver such awards or proceeds to Lender in the form in which they were received, together with any endorsements or documents that may be necessary to effectively negotiate or transfer the same to Lender. Borrower agrees to execute and deliver from time to time, upon the request of Lender, such further instruments or documents as may be requested by Lender to confirm the grant and assignment to Lender of any Condemnation Awards or Insurance Proceeds.

Section 4.11 Utilization of Net Proceeds.

(a) Net Proceeds must be utilized either for payment of the Obligations or for the restoration of the Property. Net Proceeds may be utilized for the restoration of the Property only if no Event of Default shall exist and be continuing and only if in the reasonable judgment of Lender (i) there has been no material adverse change in the financial viability of the construction or operation of the Improvements, (ii) the Net Proceeds, together with other funds deposited with Lender for that purpose, are sufficient to pay the cost of the restoration pursuant to a budget and plans and specifications approved by Lender, and (iii) the restoration can be completed prior to the final maturity of the Loan and prior to the date required by any Lease. Otherwise, Net Proceeds shall be utilized for payment of the Obligations.

(b) If Net Proceeds are to be utilized for the restoration of the Property, the Net Proceeds, together with any other funds deposited with Lender for that purpose, must be deposited in an interest-bearing account (the “Net Proceeds Account”) with Lender, which account will be assigned to Lender as additional security for the Loan. If at any time Lender shall determine that the Net Proceeds are not or will not be sufficient to pay for the restoration of the Property, then Borrower shall deposit with Lender, within ten (10) days from the effective date of a Notice from Lender requesting such deposit, funds in an amount equal to the deficiency. Such funds shall be held by Lender in the Net Proceeds Account with all accrued interest to become part of the deposit. Borrower agrees that it shall include all interest and earnings on any such deposit as its income (and, if Borrower is a partnership or other pass-through entity, the income of its partners, members or beneficiaries, as the case may be), and shall be the owner of all funds on deposit in the Net Proceeds Account for federal and applicable state and local tax purposes. Lender shall have the exclusive right to manage and control all funds in the Net

Proceeds Account, but Lender shall have no fiduciary duty with respect to such funds. Any account fees and charges may be deducted from the balance, if any, in the Net Proceeds Account. Borrower grants to Lender a security interest in the Net Proceeds Account and any proceeds thereof as security for the Obligations. Such security interest shall be governed by the Uniform Commercial Code of the State, and Lender shall have available to it all of the rights and remedies available to a secured party thereunder. The Net Proceeds Account may be established and held in such name or names as Lender shall deem appropriate, including in the name of Lender. Disbursements of funds from the Net Proceeds Account will be made in a manner consistent with, and subject to, the requirements for the closing and funding of the Loan and the terms of this Agreement regarding the disbursement of Loan proceeds.

Section 4.12 Management.

Borrower at all times shall provide for the competent and responsible management and operation of the Property.

Section 4.13 Books and Records; Financial Statements; Tax Returns.

(a) Borrower will keep and maintain full and accurate books and records administered in accordance with generally accepted accounting principles, consistently applied (“GAAP”), showing in detail the earnings and expenses of the Property and the operation thereof. Borrower will keep and maintain its books and records, including recorded data of any kind and regardless of the medium of recording, at the address of Borrower set forth in Section 8.6. Borrower shall permit Lender, or any Person authorized by Lender, to inspect and examine such books and records (regardless of where maintained) and all supporting vouchers and data and to make copies and extracts therefrom at all reasonable times during Borrower’s business hours and as often as may reasonably be requested by Lender.

(b) Borrower will furnish or cause to be furnished to Lender as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower, as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(c) Borrower will furnish or cause to be furnished to Lender as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a responsible officer of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(d) (i) concurrently with the delivery of the financial statements referred to in subsection (b), above, Borrower will furnish to Lender a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(ii) concurrently with the delivery of the financial statements referred to in subsections (b) and (c), above, Borrower will furnish to Lender a duly completed Compliance Certificate signed by a responsible officer of Borrower, in substantially the form set forth on Schedule 7 hereto;

(e) Borrower will furnish or cause to be furnished to Lender as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, an operating statement for the Property in form and substance satisfactory to Lender, together with a current rent roll, if applicable.

(f) promptly after the same are available, Borrower will furnish to Lender copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Lender pursuant hereto; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of Borrower, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.

Section 4.14 Estoppel Certificates.

Within ten (10) days after any request by Lender or a proposed assignee or purchaser of the Loan or any interest therein, Borrower shall certify in writing to Lender, or to such proposed assignee or purchaser, the then unpaid balance of the Loan and whether Borrower claims any right of defense or setoff to the payment or performance of any of the Obligations, and if Borrower claims any such right of defense or setoff, Borrower shall give a detailed written description of such claimed right.

Section 4.15 Taxes.

Borrower shall pay and discharge all Taxes prior to the date on which penalties are attached thereto other than those being contested in good faith and for which adequate reserves are maintained in accordance with generally accepted accounting principles and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.16 Lender’s Rights to Pay and Perform.

If, after any required notice, Borrower fails to promptly pay or perform any of the Obligations within any applicable grace or cure periods, Lender, without Notice to or demand upon Borrower, and without waiving or releasing any Obligation or Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Borrower. Lender may enter upon the Property for that purpose and take all action thereon as Lender considers necessary or appropriate. At the option of Lender, following the occurrence of an Event of Default, Lender may apply any undisbursed Loan proceeds to the satisfaction of the conditions of the Loan Documents. Without limiting the generality of the foregoing, Lender may pay directly from the proceeds of the Loan all interest bills rendered by Lender in connection with the Loan, and following the occurrence of an Event of Default may make advances directly to the General Contractor, the title insurance company, any subcontractor or material supplier, or to any of them jointly. The execution hereof by Borrower shall, and hereby does, constitute an irrevocable authorization so to advance the proceeds of the Loan. No further direction or authorization from Borrower shall be necessary to warrant such direct advances. Each advance shall be secured by the Deed of Trust and shall satisfy the obligations of Lender hereunder to the extent of the amount of the advance.

Section 4.17 Reimbursement; Interest.

If Lender shall incur any Expenses or pay any Claims by reason of the Loan or the rights and remedies provided under the Loan Documents (regardless of whether or not any of the Loan Documents expressly provide for an indemnification by Borrower against such Claims), Lender’s payment of such Expenses and Claims shall constitute advances to Borrower which shall be paid by Borrower to Lender on demand, together with interest thereon from the date incurred until paid in full at the highest rate of interest then applicable to the Loan under the terms of Note. Each advance arising out of the Environmental Agreement shall be unsecured. All other advances shall be secured by the Deed of Trust and the other Loan Documents as fully as if made to Borrower, regardless of the disposition thereof by the party or parties to whom such advance is made. Notwithstanding the foregoing, however, in any action or proceeding to foreclose the Deed of Trust or to recover or collect the Obligations, the provisions of Law governing the recovery of costs, disbursements and allowances shall prevail unaffected by this Section.

Section 4.18 Notification by Borrower.

Borrower will promptly give Notice to Lender of the occurrence of any Default or Event of Default hereunder or under any of the other Loan Documents. Borrower will also promptly give Notice to Lender of any claim of a default by Borrower, or any claim by Borrower of a default by any other party, under the Architect’s Contract, the Construction Contract or any Lease. Further, Borrower will promptly give Notice to Lender:

(a) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (to the extent any of the following could reasonably be expected to result in a Material Averse Effect), (i) breach or non-performance of, or any Default under, a Contractual Obligation of Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower, including pursuant to any applicable Environmental Laws;

(b) of the occurrence of any ERISA Event; and

(c) of any material change in accounting policies or financial reporting practices by Borrower. Each notice pursuant to this Section shall be accompanied by a statement of a responsible officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.

Section 4.19 Indemnification by Borrower.

Borrower agrees to indemnify Lender and to hold Lender harmless from and against, and to defend Lender by counsel approved by Lender against, any and all Claims directly or indirectly arising out of or resulting from any transaction, act, omission, event or circumstance in any way connected with the Property or the Loan, including any Claim arising out of or resulting from (a) construction of any Improvements, including any defective workmanship or materials; (b) any failure by Borrower to comply with the requirements of any Laws or to comply with any agreement that applies or pertains to the Property, including any agreement with a broker or “finder” in connection with the Loan or other financing of the Property; (c) any failure by Borrower to observe and perform any of the obligations imposed upon the landlord under the Leases; (d) any other Default or Event of Default hereunder or under any of the other Loan Documents; or (e) any assertion or allegation that Lender is liable for any act or omission of Borrower or any other Person in connection with the ownership, development, financing, leasing, operation or sale of the Property; provided, however, that Borrower shall not be obligated to indemnify Lender with respect to any Claim arising solely from the gross negligence or willful misconduct of Lender. The agreements and indemnifications contained in this Section shall apply to Claims arising both before and after the repayment of the Loan and shall survive the repayment of the Loan, any foreclosure or deed, assignment or conveyance in lieu thereof and any other action by Lender to enforce the rights and remedies of Lender hereunder or under the other Loan Documents.

Section 4.20 Fees and Expenses.

Borrower shall pay all fees, charges, costs and expenses required to satisfy the conditions of the Loan Documents. Without limitation of the foregoing, Borrower will pay, when due, and if paid by Lender will reimburse Lender on demand for, all fees and expenses of the title insurer, environmental engineers, appraisers, surveyors and all reasonable fees of Lender’s counsel (including the allocated costs of in-house appraisers, environmental consultants and attorneys) in connection with the closing, administration, modification or any “workout” of the Loan, or the enforcement of Lender’s rights and remedies under any of the Loan Documents.

Section 4.21 Appraisals.

Lender may obtain from time to time an appraisal of all or any part of the Property, prepared in accordance with written instructions from Lender, from a third-party appraiser satisfactory to, and engaged directly by, Lender. The cost of one such appraisal obtained by Lender in each calendar year and the cost of each such appraisal obtained by Lender following the occurrence of an Event of Default shall by borne by Borrower and shall be paid by Borrower on demand.

Section 4.22 Leasing and Tenant Matters.

Borrower shall comply with the terms and conditions of Schedule 6 in connection with the leasing of any space within the Improvements.

Section 4.23 Use and Occupancy of the Property.

Borrower must at all times occupy no less than 51% of the net rentable space in the Property.

Section 4.24 Negative Covenants.

Borrower must at all times comply with the negative covenants set forth in Article VII of that certain Credit Agreement dated as of May 29, 2002 among Borrower, as borrower, Lender, as Administrative Agent and L/C Issuer and the Other Lenders Party thereto (“Credit Agreement”) and any amendment, renewal, extension or replacement of the Credit Agreement. In the event there is no Credit Agreement, as amended, renewed, extended or replaced, Borrower must comply with the negative covenants, including any financial covenants, set forth in the immediately preceding effective Credit Agreement as though such covenants were incorporated herein.

Section 4.25 Swap Contracts.

Borrower shall comply with the terms and conditions of Schedule 9 with respect to all Swap Contracts.

Article 5.

Negative Covenants.

Section 5.1 Conditional Sales.

Borrower shall not incorporate in the Improvements any Accessories (as defined in the Deed of Trust) acquired under a conditional sales contract or lease or as to which the vendor retains title or a security interest, without the prior written consent of Lender.

Section 5.2 Changes to Plans and Specifications.

Borrower shall not make or permit any material changes in the Plans and Specifications, including any such changes that alter, diminish or add to the work to be performed or change the design of the Improvements, unless such change has been approved in writing by any Governmental Authority or other party, to the extent such approval is required.

Section 5.3 Insurance Policies and Bonds.

Borrower shall not do or permit to be done anything that would affect the coverage or indemnities provided for pursuant to the provisions of any insurance policy, performance bond, labor and material payment bond or any other bond given in connection with the development of the Land or the construction of the Improvements.

Section 5.4 Indebtedness.

Borrower shall not directly or indirectly, create, incur, assume or suffer to exist any Indebtedness secured by the Property except Indebtedness under the Loan Documents and Indebtedness relating to the Permitted Encumbrances (as defined in the Deed of Trust).

Section 5.5 Change in Nature of Business.

Borrower shall not, nor shall it permit any subsidiary to engage in any material line of business substantially different from those lines of business conducted by Borrower and its subsidiaries on the date hereof or substantially related or incidental thereto.

Article 6.

Events of Default.

The occurrence or happening, from time to time, of any one or more of the following shall constitute an Event of Default under this Agreement:

Section 6.1 Payment Default.

Borrower fails to pay (i) when due, whether on the scheduled due date or upon acceleration, maturity or otherwise, any amount of principal or interest or (ii) within three (3) days after the same becomes due, any other Obligation under this Agreement.

Section 6.2 Default Under Other Loan Documents.

An Event of Default (as defined therein) occurs and is continuing under any of the Loan Documents (within any applicable grace or cure period).

Section 6.3 Accuracy of Information; Representations and Warranties.

Any information contained in any financial statement, schedule, report or any other document delivered by Borrower or any Guarantor to Lender in connection with the Loan is not accurate in all material respects when made or deemed made, or Borrower or any Guarantor shall have failed to state any material fact or any fact necessary to make such information not misleading, or any representation or warranty made by or on behalf of Borrower contained in this Agreement or in any other Loan Document or other document, certificate or opinion delivered to Lender in connection with the Loan, shall be incorrect or misleading in any material respect either on the date when made or deemed made.

Section 6.4 Deposits.

Borrower fails to deposit funds with Lender, in the amount requested by Lender, pursuant to the provisions of Section 4.11, within ten (10) days from the effective date of a Notice from Lender requesting such deposit, or Borrower fails to deliver to Lender any Condemnation Awards or Insurance Proceeds within ten (10) days after Borrower’s receipt thereof.

Section 6.5 Insurance Obligations.

Borrower fails to promptly perform or comply with any of the covenants contained in the Loan Documents with respect to maintaining insurance, including the covenants contained in Section 4.9.

Section 6.6 Other Obligations.

Borrower fails to promptly perform or comply with any of the Obligations set forth in this Agreement (other than those expressly described in other Sections of this Article VI), and such failure continues uncured for a period of thirty (30) days after Notice from Lender to Borrower, unless (a) such failure, by its nature, is not capable of being cured within such period, and (b) within such period, Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (c) Borrower causes such failure to be cured no later than ninety (90) days after the date of such Notice from Lender.

Section 6.7 Damage to Improvements.

The Improvements are substantially damaged or destroyed by fire or other casualty and Lender determines that the Improvements cannot be restored and completed in accordance with the terms and provisions of this Agreement and the Deed of Trust.

Section 6.8 Lapse of Permits or Approvals.

Any permit, license, certificate or approval that Borrower is required to obtain with respect to the construction, operation, development, leasing or maintenance of the Improvements or the Property lapses or ceases to be in full force and effect.

Section 6.9 Completion of Construction.

Completion of Construction does not occur substantially in accordance with the Project Schedule.

Section 6.10 Mechanic’s Lien.

A lien for the performance of work or the supply of materials filed against the Property, or any stop notice served on Borrower, the General Contractor or Lender, remains unsatisfied or unbonded for a period of sixty (60) days after the date of filing or service.

Section 6.11 General Contractor Default.

The General Contractor defaults under the Construction Contract in a manner which Lender deems to be material, and, unless otherwise agreed in writing by Lender, Borrower fails promptly to exercise its rights and remedies under the Construction Contract with respect to such default.

Section 6.12 Performance Enjoined or Prohibited.

Borrower is enjoined or prohibited from performing any of its obligations under any of the Loan Documents for a period of more than fifteen (15) consecutive days.

Section 6.13 Insolvency Proceedings.

Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

Section 6.14 Inability to Pay Debts; Attachment.

Borrower admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy.

Section 6.15 Judgment.

A final nonappealable judgment for the payment of money involving more than $7,500,000.00 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage as to all or substantially all of the amount of such judgment or order) is entered against Borrower or any Guarantor, and Borrower or such Guarantor fails to discharge the same, or causes it to be discharged or bonded off to Lender’s satisfaction, within thirty (30) days from the date of the entry of such judgment.

Section 6.16 Dissolution; Change in Business Status.

Unless the written consent of Lender is previously obtained, all or substantially all of the business assets of Borrower or any Guarantor are sold, Borrower or any Guarantor is dissolved, or there occurs any change in the form of business entity through which Borrower or any Guarantor presently conducts its business or any merger or consolidation involving Borrower or any Guarantor.

Section 6.17 Cross-Default.

Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any indebtedness (other than the Indebtedness) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000.00, or (B) fails to observe or perform any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower as a result thereof is greater than $7,500,000.00.

Section 6.18 Change of Control.

There occurs any Change of Control with respect to Borrower.

Article 7.

Remedies on Default.

Section 7.1 Remedies on Default.

Upon the happening of any Event of Default, Lender shall have the right, in addition to any other rights or remedies available to Lender under the Deed of Trust or any of the other Loan Documents or under applicable Law, to exercise any one or more of the following rights and remedies:

(a) Lender may terminate its obligation to advance any further principal of the Loan pursuant to this Agreement by Notice to Borrower.

(b) Lender may accelerate all of Borrower’s Obligations under the Loan Documents whereupon such Obligations shall become immediately due and payable, without notice of default, acceleration or intention to accelerate, presentment or demand for payment, protest or notice of nonpayment or dishonor, or notices or demands of any kind or character (all of which are hereby waived by Borrower).

(c) Lender may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver for the Property.

(d) Lender may set off the amounts due Lender under the Loan Documents against any and all accounts, credits, money, securities or other property of Borrower now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

(e) Lender may enter into possession of the Property and perform any and all work and labor necessary to complete the development of the Land and the construction of the Improvements (whether or not in accordance with the Plans and Specifications) and to employ watchmen to protect the Property and the Improvements. All sums expended by Lender for such purposes shall be deemed to have been advanced to Borrower under the Revolving Loan Note and shall be secured by the Deed of Trust. For this purpose, Borrower hereby constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution, which power is coupled with an interest, to complete the work in the name of Borrower, and hereby empowers said attorney or attorneys, in the name of Borrower or Lender:

(i) To use any funds of Borrower including any balance which may be held by Lender and any funds which may remain unadvanced hereunder for the purpose of completing the development of the Land and the construction of the Improvements, whether or not in the manner called for in the Plans and Specifications;

(ii) To make such additions and changes and corrections to the Plans and Specifications as shall be necessary or desirable in the judgment of Lender to complete the development of the Land and the construction of the Improvements;

(iii) To employ such contractors, subcontractors, agents, architects and inspectors as shall be necessary or desirable for said purpose;

(iv) To pay, settle or compromise all existing bills and claims which are or may be liens against the Property, or may be necessary or desirable for the completion of the work or the clearance of title to the Property;

(v) To execute all applications and certificates which may be required in the name of Borrower;

(vi) To enter into, enforce, modify or cancel Leases and to fix or modify Rents on such terms as Lender may consider proper;

(vii) To file for record, at Borrower’s cost and expense and in Borrower’s name, any notices of completion, notices of cessation of labor, or any other notices that Lender in its sole and absolute discretion may consider necessary or desirable to protect its security; and

(viii) To do any and every act with respect to the development of the Land and the construction of the Improvements which Borrower may do in its own behalf.

It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked. Said attorney-in-fact shall also have the power to prosecute and defend all actions or proceedings in connection with the development of the Land and the construction of the Improvements and to take such actions and to require such performance as Lender may deem necessary.

Section 7.2 No Release or Waiver; Remedies Cumulative and Concurrent.

Borrower shall not be relieved of any Obligation by reason of the failure of Lender to comply with any request of Borrower or of any other Person to take action to foreclose on the Property under the Deed of Trust or otherwise to enforce any provision of the Loan Documents, or by reason of the release, regardless of consideration, of all or any part of the Property. No delay or omission of Lender to exercise any right, power or remedy accruing upon the happening of an Event of Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or any acquiescence therein. No delay or omission on the part of Lender to exercise any option for acceleration of the maturity of the Obligations, or for foreclosure of the Deed of Trust following any Event of Default as aforesaid, or any other option granted to Lender hereunder in any one or more instances, or the acceptance by Lender of any partial payment on account of the Obligations shall constitute a waiver of any such Event of Default and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Lender is intended to be exclusive of any other remedies provided for in the Loan Documents, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under the Loan Documents, or now or hereafter existing at Law or in equity or by statute. Every right, power and remedy given by the Loan Documents to Lender shall be concurrent and may be pursued separately, successively or together against Borrower or the Property or any part thereof, and every right, power and remedy given by the Loan Documents may be exercised from time to time as often as may be deemed expedient by Lender.

Article 8.

Miscellaneous.

Section 8.1 Further Assurances; Authorization to File Documents.

At any time, and from time to time, upon request by Lender, Borrower will, at Borrower’s expense, (a) correct any defect, error or omission which may be discovered in the form or content of any of the Loan Documents, and (b) make, execute, deliver and record, or cause to be made, executed, delivered and recorded, any and all further instruments, certificates and other documents as may, in the opinion of Lender, be necessary or desirable in order to complete, perfect or continue and preserve the lien of the Deed of Trust. Upon any failure by Borrower to do so, Lender may make, execute and record any and all such instruments, certificates and other documents for and in the name of Borrower, all at the sole expense of Borrower, and Borrower hereby appoints Lender the agent and attorney-in-fact of Borrower to do so, this appointment being coupled with an interest and being irrevocable. Without limitation of the foregoing, Borrower irrevocably authorizes Lender at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements deemed necessary or desirable by Borrower to establish or maintain the validity, perfection and priority of the security interests granted in the Deed of Trust, and Borrower ratifies any such filings made by Lender prior to the date hereof.

Section 8.2 No Warranty by Lender.

By accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Lender pursuant to this Agreement, including any certificate, Survey, receipt, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof and any such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by Lender.

Section 8.3 Standard of Conduct of Lender.

Nothing contained in this Agreement or any other Loan Document shall limit the right of Lender to exercise its business judgment or to act, in the context of the granting or withholding of any advance or consent under this Agreement or any other Loan Document, in a subjective manner, whether or not objectively reasonable under the circumstances, so long as Lender’s exercise of its business judgment or action is made or undertaken in good faith. Borrower and Lender intend by the foregoing to set forth and affirm their entire understanding with respect to the standard pursuant to which Lender’s duties and obligations are to be judged and the parameters within which Lender’s discretion may be exercised hereunder and under the other Loan Documents. As used herein, “good faith” means honesty in fact in the conduct and transaction concerned.

Section 8.4 No Partnership.

Nothing contained in this Agreement shall be construed in a manner to create any relationship between Borrower and Lender other than the relationship of borrower and lender and Borrower and Lender shall not be considered partners or co-venturers for any purpose on account of this Agreement.

Section 8.5 Severability.

In the event any one or more of the provisions of this Agreement or any of the other Loan Documents shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any other respect, or in the event any one or more of the provisions of any of the Loan Documents operates or would prospectively operate to invalidate this Agreement or any of the other Loan Documents, then and in either of those events, at the option of Lender, such provision or provisions only shall be deemed null and void and shall not affect the validity of the remaining Obligations, and the remaining provisions of the Loan Documents shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

Section 8.6 Notices.

All Notices required or which any party desires to give hereunder or under any other Loan Document shall be in writing and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service or by certified United States mail, postage prepaid, addressed to the party to whom directed at the applicable address set forth below (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by facsimile. Any Notice shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided that service of a Notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in this Agreement or in any other Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason.

The address and fax number of Borrower are:

Fax Number:

The address and fax number of Lender are:

Bank of America, N.A.
CA5-704-13-11
315 Montgomery Street, 13th Floor
San Francisco, California 94104
Attn: Ronald Drobny
Fax Number: (415) 622-1878

Section 8.7 Permitted Successors and Assigns; Disclosure of Information.

(a) Each and every one of the covenants, terms, provisions and conditions of this Agreement and the Loan Documents shall apply to, bind and inure to the benefit of Borrower, its successors and those assigns of Borrower consented to in writing by Lender, and shall apply to, bind and inure to the benefit of Lender and the endorsees, transferees, successors and assigns of Lender, and all Persons claiming under or through any of them.

(b) Borrower agrees not to transfer, assign, pledge or hypothecate any right or interest in any payment or advance due pursuant to this Agreement, or any of the other benefits of this Agreement, without the prior written consent of Lender, which consent may be withheld by Lender in its sole and absolute discretion. Any such transfer, assignment, pledge or hypothecation made or attempted by Borrower without the prior written consent of Lender shall be void and of no effect. No consent by Lender to an assignment shall be deemed to be a waiver of the requirement of prior written consent by Lender with respect to each and every further assignment and as a condition precedent to the effectiveness of such assignment.

(c) Lender may sell or offer to sell the Loan or interests therein to one or more assignees or participants. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Lender hereunder. Lender may disseminate any information it now has or hereafter obtains pertaining to the Loan, including any security for the Loan, any credit or other information on the Property (including environmental reports and assessments), Borrower, any of Borrower’s principals or any Guarantor, to any actual or prospective assignee or participant, to Lender’s affiliates, including Banc of America Securities LLC, to any regulatory body having jurisdiction over Lender or to any other party as necessary or appropriate in Lender’s reasonable judgment.

Section 8.8 Confidentiality.

Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, independent contractors and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or (provided that, to the extent permitted and practicable in the reasonable judgment of the recipient thereof, reasonably prompt notice of the receipt thereof is given to Borrower) to the extent required by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Lender in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.9 Modification; Waiver.

None of the terms or provisions of this Agreement may be changed, waived, modified, discharged or terminated except by instrument in writing executed by the party or parties against whom enforcement of the change, waiver, modification, discharge or termination is asserted. None of the terms or provisions of this Agreement shall be deemed to have been abrogated or waived by reason of any failure or failures to enforce the same.

Section 8.10 Third Parties; Benefit.

All conditions to the obligation of Lender to make advances hereunder are imposed solely and exclusively for the benefit of Lender and its assigns and no other Persons shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be the beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time in the sole and absolute exercise of its discretion. The terms and provisions of this Agreement are for the benefit of the parties hereto and, except as herein specifically provided, no other Person shall have any right or cause of action on account thereof.

Section 8.11 Rules of Construction.

The words “hereof,” “herein,” “hereunder,” “hereto,” and other words of similar import refer to this Agreement in its entirety. The terms “agree” and “agreements” mean and include “covenant” and “covenants.” The words “include” and “including” shall be interpreted as if followed by the words “without limitation.” The captions and headings contained in this Agreement are included herein for convenience of reference only and shall not be considered a part hereof and are not in any way intended to define, limit or enlarge the terms hereof. All references (a) made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) made in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, (c) to the Loan Documents are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, (d) to the Land, the Improvements or the Property shall mean all or any portion of each of the foregoing, respectively, and (e) to Articles, Sections and Schedules are to the respective Articles, Sections and Schedules contained in this Agreement unless expressly indicated otherwise.

Section 8.12 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided, however, that all such counterparts shall together constitute one and the same instrument.

Section 8.13 Signs; Publicity.

At Lender’s request, Borrower shall place a sign at a location on the Property satisfactory to Lender and Borrower, which sign shall recite, among other things, that Lender is financing the development of the Land and the construction of the Improvements. Borrower expressly authorizes Lender to prepare and to furnish to the news media for publication from time to time news releases with respect to the Property, specifically to include releases detailing Lender’s involvement with the financing of the Property upon thirty (30) days prior written notice to Borrower.

Section 8.14 Governing Law.

This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State.

Section 8.15 Time of Essence.

Time shall be of the essence for each and every provision of this Agreement of which time is an element.

Section 8.16 Electronic Transmission of Data.

Lender and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Lender and their affiliates and other Persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless and indemnify Lender from any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

Section 8.17 Dispute Resolution.

(a) Arbitration. Except to the extent expressly provided below, any Dispute shall, upon the request of either party, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), the applicable rules for arbitration of disputes of JAMS and the “Special Rules” set forth below. In the event of any inconsistency, the Special Rules shall control. The filing of a court action is not intended to constitute a waiver of the right of Borrower or Lender, including the suing party, thereafter to require submittal of the Dispute to arbitration. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action. For the purposes of this dispute resolution provision only, the terms “party” and “parties” shall include any parent corporation, subsidiary or affiliate of Lender involved in the servicing, management or administration of any obligation described in or evidenced by this Agreement, together with the officers, employees, successors and assigns of each of the foregoing.

(b) Special Rules.

(i) The arbitration shall be conducted in any U.S. state where real or tangible personal property collateral is located, or if there is no such collateral, in the City and County where Lender is located pursuant to its address for notice purposes in this Agreement.

(ii) The arbitration shall be administered by JAMS, who will appoint an arbitrator; if JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All Disputes shall be determined by one arbitrator; however, if the amount in controversy in a Dispute exceeds Five Million Dollars ($5,000,000), upon the request of any party, the Dispute shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”).

(iii) All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(iv) The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing. The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any. The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration.

(v) The arbitrator will have the authority to decide whether any Dispute is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Disputes is the equivalent of the filing of a lawsuit.

(vi) Any dispute concerning this arbitration provision, including any such dispute as to the validity or enforceability of this provision, or whether a Dispute is arbitrable, shall be determined by the arbitrator.

(vii) The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

(c) Judicial Reference. If the Dispute arises from or relates to an obligation to Lender secured by real property located in the State of California, unless both Borrower and Lender consent to submission of the Dispute to arbitration to be conducted as provided in subsections (a) and (b), the Dispute shall be resolved by judicial reference pursuant to California Code of Civil Procedure (the “CCP”) Sections 638 et seq. This provision constitutes a reference agreement between or among the parties as provided in Section 638 of the CCP. The referee(s) shall be chosen by the parties under the auspices of JAMS in the same manner as arbitrators are selected in proceedings administered under the JAMS rules and procedures for the arbitration of financial disputes. The referee (or the presiding referee of the panel) must be an active attorney or a retired judge. The award that results from the decision of the referee(s) shall be entered as a judgment in the court that appointed the referee, in accordance with the provisions of Sections 644 and 645 of the CCP.

(d) Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement, or (ii) apply to or limit the right of Lender (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (D) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against Lender in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Lender may exercise the rights set forth in clauses (A) through (D), inclusive, before, during or after the pendency of any arbitration or judicial reference proceeding brought pursuant to this Agreement. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate, or submit to judicial reference, the merits of the Dispute occasioning resort to such remedies. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration or judicial reference of any Dispute.

(e) Conflicting Provisions for Dispute Resolution. If there is any conflict between the terms, conditions and provisions of this Section and those of any other provision or agreement for arbitration, judicial reference or other dispute resolution, the terms, conditions and provisions of this Section shall prevail as to any Dispute arising out of or relating to (i) this Agreement, (ii) any other Loan Document, (iii) any related agreements or instruments, or (iv) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In any other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration, judicial reference or other dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.

(f) Jury Trial Waiver in Arbitration. By agreeing to this Section, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Dispute.

Section 8.18 Forum.

The parties hereto hereby irrevocably submit generally and unconditionally for themselves and in respect of their property to the jurisdiction of any state court or any United States federal court sitting in the State specified in the governing law section of this Agreement and to the jurisdiction of any state court or any United States federal court sitting in the state in which any of the Property is located, over any Dispute. The parties hereto hereby irrevocably waive, to the fullest extent permitted by Law, any objection that any of them may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. The parties hereto hereby agree and consent that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state specified in the governing law section of this Agreement may be made by certified or registered mail, return receipt requested, directed to such person at its address for notice set forth in this Agreement, or at a subsequent address of which the other parties received actual notice in accordance with the notice section of this Agreement, and service so made shall be complete five (5) days after the same shall have been so mailed.

Section 8.19 WAIVER OF JURY TRIAL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO ARBITRATE ANY “DISPUTE” (FOR PURPOSES OF THIS SECTION, AS DEFINED IN SCHEDULE 1) AS SET FORTH IN THIS AGREEMENT, TO THE EXTENT ANY “DISPUTE” IS NOT SUBMITTED TO ARBITRATION OR IS DEEMED BY THE ARBITRATOR OR BY ANY COURT WITH JURISDICTION TO BE NOT ARBITRABLE OR NOT REQUIRED TO BE ARBITRATED, BORROWER AND LENDER WAIVE TRIAL BY JURY IN RESPECT OF ANY SUCH “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE.” THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND BORROWER AND LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. BORROWER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 8.20 Entire Agreement.

The Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment by Lender to make the Loan are merged into the Loan Documents. Except as incorporated in writing into the Loan Documents, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the date first above written.

BORROWER:

COST PLUS, INC., a California corporation

By:	/s/ JOHN J. LUTTRELL
Name:	John J. Luttrell
Title:	CFO

LENDER:

Bank of America, N.A.

By:	/s/ RONALD J. DROBNY
Name:	Ronald J. Drobny
Title:	Senior Vice President

Schedule 1

Definitions

Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified, such definitions to be applicable equally to the singular and the plural forms of such terms and to all genders:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Architect” means Baskervill & Son, P.C., its successors and permitted assigns.

“Architect’s Contract” means the agreement dated May 5, 2004, by and between Borrower, as owner, and the Architect, as architect, and any other contract for architectural services relating to the development of the Land and/or the construction of the Improvements between Borrower and an architect, and approved in writing by Lender, as the same may be amended from time to time with the prior written approval of Lender.

“Authorized Signer” means any signer of this Agreement, acting alone, or any other representative of Borrower duly designated and authorized by any Authorized Signer to sign draw requests in a writing addressed to Lender, which writing may include a draw request in the form attached hereto as Schedule 2.

“Banking Day” means any day that is not a Saturday, Sunday or banking holiday in the State.

“Casualty” means any act or occurrence of any kind or nature that results in damage, loss or destruction to the Property.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of a quorum of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of a quorum of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Claim” means any liability, suit, action, claim, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever, including fees, costs and expenses of attorneys, consultants, contractors and experts.

“Closing Checklist” means that certain Closing Requirements and Checklist setting forth the conditions for closing the Loan and recording the Deed of Trust.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Real Estate Loan”: The loan evidenced by the Commercial Real Estate Note.

“Commercial Real Estate Loan Note”: The promissory note of even date herewith made by Borrower and payable to the order of Lender in the face principal amount of $20,000,000.00 bearing interest as therein provided which has a maturity date of June 1, 2014.

“Completion of Construction” means, with respect to the construction of the Improvements or any component thereof, the satisfaction of all of the conditions of Section 5 of Schedule 5.

“Compliance Certificate” means a certificate substantially in the form of Schedule 7.

“Condemnation” means any taking of title to, use of, or any other interest in the Property under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.

“Condemnation Awards” means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation heretofore or hereafter made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.

“Construction Contract” means the agreement dated May 6, 2004, by and between Borrower, as owner, and the General Contractor, as general contractor, and any other contract for the development of the Land and/or the construction of the Improvements between Borrower and a contractor, and approved in writing by Lender, as the same may be amended from time to time with the prior written approval of Lender.

“Construction of the Improvements” means the development of the Land and/or the construction of the Improvements.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed of Trust” means the Credit Line and Construction Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing of even date herewith given by Borrower to Lender to secure the Obligations, except for Obligations arising out of the Environmental Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Default” means an event or circumstance that, with the giving of Notice or lapse of time, or both, would constitute an Event of Default under the provisions of this Agreement.

“Dispute” means any controversy, claim or dispute between or among the parties to this Agreement, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Document, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

“Environmental Agreement” means the Environmental Indemnity Agreement of even date herewith by and between Borrower and Lender pertaining to the Property, as the same may from time to time be extended, amended, restated or otherwise modified. The Environmental Agreement is unsecured.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” means any event or circumstance specified in Article VI and the continuance of such event or circumstance beyond the applicable grace and/or cure periods therefor, if any, set forth in Article VI.

“Expenses” means all fees, charges, costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after an Event of Default) by Lender in making, funding, administering or modifying the Loan, in negotiating or entering into any “workout” of the Loan, or in exercising or enforcing any rights, powers and remedies provided in the Deed of Trust or any of the other Loan Documents, including attorneys’ fees, court costs, receiver’s fees, management fees and costs incurred in the repair, maintenance and operation of, or taking possession of, or selling, the Property.

“Force Majeure” means strikes, lock-outs, war, civil disturbance, natural disaster, acts of terrorism or acts of God which cause a delay in Borrower’s performance of an Obligation related to the work of construction; provided, however, that (a) Borrower must give Notice to Lender within ten (10) days after the occurrence of an event which it believes to constitute Force Majeure, (b) in no event shall Force Majeure extend the time for the performance of an Obligation by more than sixty (60) days, and (c) circumstances that can be remedied or mitigated through the payment of money shall not constitute Force Majeure hereunder to the extent such remedy or mitigation is deemed reasonable by Lender in its sole discretion.

“General Contractor” means Clancy & Theys Construction Company, its successors and permitted assigns.

“Governmental Authority” means any governmental or quasi-governmental entity, including any court, department, commission, board, bureau, agency, administration, service, district or other instrumentality of any governmental entity.

“Guarantor” means, individually or collectively, Cost Plus Management Services, Inc., a California corporation, Cost Plus of Texas, Inc., a Texas corporation and Cost Plus Marketing Services, Inc., a California corporation.

“Guaranty” means the Guaranty Agreement of even date herewith executed by each Guarantor for the benefit of Lender, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Improvements” means all on-site and off-site improvements to the Land for an approximately 500,000 square foot addition to the existing distribution center to be constructed on the Land, together with all fixtures, tenant improvements and appurtenances now or later to be located on the Land and/or in such improvements.

“Indebtedness” means all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of Borrower under this Agreement; (b) net obligations of Borrower under any Swap Contract.

“Insurance Proceeds” means the insurance claims under and the proceeds of any and all policies of insurance covering the Property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such Property, in each case whether now or hereafter existing or arising.

“JAMS” means JAMS LLC, a Delaware limited liability company, or any successor thereof.

“Land” means the land described in and encumbered by the Deed of Trust.

“Laws” means all federal, state and local laws, statutes, rules, ordinances, regulations, codes, licenses, authorizations, decisions, injunctions, interpretations, orders or decrees of any court or other Governmental Authority having jurisdiction as may be in effect from time to time.

“Lease” means each existing or future lease, sublease (to the extent of Borrower’s rights thereunder) or other agreement under the terms of which any person has or acquires any right to occupy or use the Property or any part thereof or interest therein, and each existing or future guaranty of payment or performance thereunder, and any and all existing or future security therefor and letter-of-credit rights with respect thereto, whether or not the letter of credit is evidenced by a writing.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means the Loan evidenced by the Notes.

“Loan Amount” means the aggregate of the Commercial Real Estate Loan and the Revolving Loan or Forty Million and No/100 Dollars ($40,000,000.00).

“Loan Documents” means this Agreement, the Commercial Real Estate Loan Note, the Revolving Loan Note, the Deed of Trust, the Environmental Agreement, each Guaranty, any Swap Contract, and any and all other documents which Borrower, Guarantor or any other party or parties have executed and delivered, or may hereafter execute and deliver, to evidence, secure or guarantee the Obligations, or any part thereof, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Loan Fee” means a nonrefundable commitment fee as set forth in that certain Commitment Letter dated March 29, 2004 between Borrower and Lender. The Loan Fee has been earned in full and is a bona fide commitment fee as reasonable compensation to Lender for committing to make the Loan available to Borrower.

“Loan Parties” means, collectively, Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower and its subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Guarantor of any Loan Document to which it is a party.

“Maximum Revolving Amount” means Twenty Million and no/100 Dollars ($20,000,000.00).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds,” when used with respect to any Condemnation Awards or Insurance Proceeds, means the gross proceeds from any Condemnation or Casualty remaining after payment of all expenses, including attorneys’ fees, incurred in the collection of such gross proceeds.

“Note” or “Notes” means (i) the Commercial Real Estate Loan Note dated of even date herewith made by Borrower and payable to the order of Lender in the face principal amount of $20,000,000.00 bearing interest as therein provided, containing a provision for, among other things, the payment of attorneys’ fees, (ii) the Revolving Loan Note dated of even date herewith made by Borrower and payable to the order of Lender in the face principal amount of $20,000,000.00, bearing interest as therein provided, containing a provision for, among other things, the payment of attorneys’ fees, and (iii) all other promissory notes given in substitution of either of such notes or in modification, supplement, increase, renewal or extension of either of such notes, in whole or in part, whether one or more, as any or all of such promissory notes may from time to time be renewed, extended, supplemented, increased or modified.

“Notice” means a notice, request, consent, demand or other communication given in accordance with the provisions of Section 8.6 of this Agreement.

“Obligations” means all present and future debts, obligations and liabilities of Borrower to Lender arising pursuant to, or on account of, the provisions of this Agreement, the Note or any of the other Loan Documents, including the obligations: (a) to pay all principal, interest, late charges, prepayment premiums (if any) and other amounts due at any time under the Note; (b) to pay all Expenses, indemnification payments, fees and other amounts due at any time under the Deed of Trust or any of the other Loan Documents, together with interest thereon as provided in the Deed of Trust or such Loan Document; (c) to pay and perform all obligations of Borrower under any Swap Contract; and (d) to perform, observe and comply with all of the terms, covenants and conditions, expressed or implied, which Borrower is required to perform, observe or comply with pursuant to the terms of the Deed of Trust or any of the other Loan Documents. Notwithstanding any language contained in the Loan Documents, the Obligations of Borrower to pay and perform under the Environmental Agreement are unsecured.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Encumbrances” means (i) Any matters set forth in any policy of mortgagee title insurance issued to Lender which are acceptable to Lender as of the date hereof, (ii) the liens and security interests evidenced by the Deed of Trust, (iii) statutory liens for real estate taxes and assessments on the Property which are not yet delinquent, (iv) other liens and security interests (if any) in favor of Lender, (v) the rights of tenants in possession as of the date hereof, if any, pursuant to Leases approved by Lender and the rights of future tenants under any Leases made in accordance with the Loan Documents, and the assignment of such Leases pursuant to the Deed of Trust, and (vi) any matters arising after the date hereof which may be acceptable to Lender in its sole and absolute discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Indebtedness.

“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated association, any Governmental Authority or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plans and Specifications” means any and all plans and specifications prepared in connection with the development of the Land and/or the construction of the Improvements and approved in writing by Lender, as the same may from time to time be amended with the prior written approval of Lender.

“Project Schedule” means the schedule for commencement and completion of the development of the Land and construction of the Improvements attached hereto as Schedule 4, as the same may be revised from time to time with the written approval of Lender.

“Property” means the real and personal property conveyed and encumbered by the Deed of Trust.

“Rents” means all of the rents, royalties, issues, profits, revenues, earnings, income and other benefits of the Property or any part thereof, or arising from the use or enjoyment of the Property or any part thereof, including all such amounts paid under or arising from any of the Leases and all fees, charges, accounts or other payments for the use or occupancy of rooms or other public facilities within the Property or any part thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Revolving Loan” means the loan evidenced by the Revolving Loan Note.

“Revolving Loan Note” means the promissory note of even date herewith made by Borrower and payable to the order of Lender in the face principal amount of $20,000,000.00 bearing interest as therein provided which has a maturity date of November 14, 2005.

“State” means the State of California.

“Survey” means a map or plat of survey of the Land which conforms with Lender’s survey requirements set forth in the Closing Checklist and with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” jointly established and adopted by ALTA, ACSM and NSPS in 1999, and pursuant to Accuracy Standards as adopted by ALTA, ACSM and NSPS and in effect on the date when the Survey is certified to Lender in the form specified in the Closing Checklist.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, interest cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into between Lender (or its affiliate) and Borrower (or its affiliate) in connection with the Loan, together with any related schedules and confirmations, as amended, supplemented, superseded or replaced from time to time, relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of Lender).

“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority or any communities facilities or other private district on Borrower or on any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Schedule 2

Form of Draw Request

[BORROWER’S LETTERHEAD]

DRAW REQUEST NO.

TO: BANK OF AMERICA, N.A. (“Lender”)

LOAN NO.
PROJECT
LOCATION

BORROWER

FOR PERIOD ENDING

In accordance with the Loan Agreement in the aggregate amount of $40,000,000.00 dated                     , between Borrower and Lender, Borrower requests that $                     be advanced from Loan proceeds applicable to the Revolving Loan. The proceeds should be credited to the account of                                                               Account No.                 , at                                                                  .

1. TOTAL DRAW REQUEST	$

[Optional language to appoint a new Authorized Signer:]

                                                              is hereby designated and authorized to sign future draw requests on behalf of Borrower in connection with the Loan.

AUTHORIZED SIGNER:

Dated:

Schedule 4

Project Schedule

1. Commencement.

Subject to Force Majeure, Borrower shall cause development of the Land and construction of the Improvements to commence no later than thirty (30) days after the recordation of the Deed of Trust.

2. Date for Completion of Construction.

Regardless of the existence or non-existence or occurrence or non-occurrence of Force Majeure, in no event shall Completion of Construction of the Improvements occur later than October 14, 2005.

Schedule 5

Additional Terms Regarding Advances

The conditions precedent to closing the Loan, recording the Deed of Trust and making the first advance are set forth in the Closing Checklist. Subsequent advances of the Loan shall be subject to the following additional terms and conditions:

1. Additional Items Required for Each Advance.

Lender shall not be obligated to make an advance of Loan proceeds until and unless the following additional items shall have been received and approved by Lender, as and to the extent required by Lender, prior to the date of the advance:

(a) A notice of title continuation or an endorsement to the title insurance policy with respect to the Land theretofore delivered to Lender, showing that since the last preceding advance, there has been no change in the status of title and no other exception not theretofore approved by Lender, which endorsement shall have the effect of advancing the effective date of the policy to the date of the advance then being made and increasing the coverage of the policy by an amount equal to the advance then being made, if the policy does not by its terms provide automatically for such an increase.

2. Conditions Precedent to All Advances.

Lender shall not be obligated to make an advance of Loan proceeds unless the following additional conditions shall have been satisfied or waived in writing by Lender as of the date of each advance:

(a) No lien for the performance of work or supplying of labor, materials or services shall have been filed against the Land, and no stop notice shall have been served on Borrower, the General Contractor or Lender, that remains unsatisfied or unbonded.

(b) No condition or situation shall exist at the Land which, in the reasonable determination of Lender, constitutes a danger to or impairment of the Property or presents a danger or hazard to the public.

(c) The representations and warranties made in Article III shall be true and correct on and as of the date of the advance with the same effect as if made on such date.

(d) All terms and conditions of the Loan Documents required to be met as of the date of the applicable advance shall have been met to the satisfaction of Lender.

(e) No Default or Event of Default shall have occurred and be continuing.

3. Advances.

Lender shall make periodic advances as construction progresses. Each advance shall be equal to Borrower’s total costs as reflected in the applicable draw request. Lender shall not be obligated to make the final advance of the Loan unless the following additional conditions shall have been satisfied, to the extent required by Lender:

(a) The Architect shall have certified to Lender that construction has been completed in a good and workmanlike manner, in accordance with applicable requirements of all Governmental Authorities and substantially in accordance with the Plans and Specifications;

(b) To the extent required by applicable Governmental Authorities for the use and occupancy of the Improvements, certificates of occupancy and other applicable permits and releases shall have been issued with respect to the Improvements and copies thereof have been furnished to Lender;

(c) Lender shall have received a satisfactory as-built Survey showing the location of the Improvements;

(d) Lender shall have received a satisfactory final affidavit from the General Contractor and full and complete releases of lien from the General Contractor and each subcontractor of and supplier to the General Contractor with respect to work performed and/on materials supplied in the construction of the Improvements;

(e) Lender shall have received a satisfactory set of as-built plans and specifications for the Improvements;

(f) Lender shall have received a satisfactory endorsement to its title insurance policy; and

(g) All other terms and conditions of this Agreement and the other Loan Documents required to be met as of the date of the final advance of the Loan for hard costs shall have been met to the satisfaction of Lender.

4. Account for Funding Advances.

Subject to Lender’s right to advance Loan proceeds as provided in this Agreement, Lender may make advances into Borrower’s checking account No. 17685-00608 maintained with Lender under the name of Cost Plus World Market, Inc. Borrower hereby irrevocably authorizes Lender to deposit any advance to the credit of Borrower in that account, by wire transfer or other deposit

Schedule 6

Leasing and Tenant Matters

1. Covenants of Borrower Regarding Leases and Rents.

In the event Borrower enters into any Lease of space in the Improvements, Borrower covenants that Borrower (a) will observe and perform all of the obligations imposed upon the landlord in the Leases and will not do or permit to be done anything to impair the security thereof; (b) will use commercially reasonable efforts to enforce or secure, or cause to be enforced or secured, the performance of each and every obligation and undertaking of the respective tenants under the Leases and will appear in and defend, at Borrower’s sole cost and expense, any action or proceeding arising under, or in any manner connected with, the Leases; (c) will not collect any of the Rents in advance of the time when the same become due under the terms of the Leases; (d) will not discount any future accruing Rents; (e) without the prior written consent of Lender, will not execute any assignment of the Leases or the Rents; (f) will not modify the rent, the term, the demised premises or the common area maintenance charges under any of the Leases, or add or modify any option or right of first refusal to purchase all or any portion of the Property or any present or future interest therein, or surrender, cancel or terminate any Lease, without the prior written consent of Lender; and (g) will execute and deliver, at the request of Lender, all such assignments of the Leases and Rents in favor of Lender as Lender may from time to time require.

2. Leasing Guidelines.

Borrower shall not enter into any Lease of space in the Improvements unless approved or deemed approved by Lender prior to execution. Borrower’s standard form of tenant lease, and any revisions thereto, must have the prior written approval of Lender. Lender shall be “deemed” to have approved any Lease that: (a) is on the standard form lease approved by Lender with no material deviations except as approved by Lender; (b) is entered into in the ordinary course of business with a bona fide unrelated third party tenant, and Borrower, acting in good faith and exercising due diligence, has determined that the tenant is financially capable of performing its obligations under the Lease; (c) is received by Lender, together with any guaranty(ies) and financial information received by Borrower regarding the tenant and any guarantor(s), within fifteen (15) days after execution; (d) reflects an arm’s length transaction at then-current market rate for comparable space; (e) contains no option or right of first refusal to purchase all or any portion of the Property or any present or future interest therein; (f) requires the tenant to execute and deliver to Lender an estoppel certificate in form and substance acceptable to Lender within ten (10) days after notice from Lender; and does not cover in excess of twenty-five percent (25%) of the aggregate net rentable area of the Improvements. Borrower shall provide to Lender a correct and complete copy of each Lease, including any exhibits, and any guaranty(ies) thereof, prior to execution unless the Lease meets the foregoing requirements for “deemed” approval by Lender. Borrower shall pay all reasonable costs incurred by Lender in reviewing and approving Leases and any guaranties thereof, and also in negotiating subordination agreements and subordination, nondisturbance and attornment agreements with tenants, including reasonable attorneys’ fees and costs.

3. Delivery of Leasing Information and Documents.

From time to time upon Lender’s request, Borrower shall promptly deliver to Lender (a) complete executed originals of each Lease, including any exhibits thereto and any guaranty(ies) thereof, (b) a complete rent roll of the Property in such detail as Lender may require, together with such operating statements and leasing schedules and reports as Lender may require, (c) any and all financial statements of the tenants, subtenants and any lease guarantors to the extent available to Borrower, (d) such other information regarding tenants and prospective tenants and other leasing information as Lender may request, and (e) such estoppel certificates, subordination agreements and/or subordination, nondisturbance and attornment agreements executed by such tenants, subtenants and guarantors, if any, in such forms as Lender may require.

Schedule 7

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To: Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of                     , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), by Cost Plus, Inc., a California corporation (“Borrower”), and Bank of America, N.A.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                       of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on the behalf of the Borrower, and that:

[Use following paragraph for fiscal year-end financial statements required by Section 4.13(b)]

Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 4.13(b) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph for fiscal quarter-end financial statements required by Section 4.13(c)]

Attached hereto as Schedule 1 are the unaudited financial statements required by Section 4.13(c) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and to the best knowledge of the undersigned during such fiscal period, Borrower has performed and observed each covenant and condition of the Loan Documents applicable to it and there exists no Default as of the date of this Compliance Certificate.

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

The representations and warranties of Borrower contained in Article 3 of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 3.7 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (b) and (c) of Section 4.13 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,         .

COST PLUS, INC.,
a California corporation

By:
Name:
Title:

Schedule 8

Letters of Credit

Intentionally omitted

Schedule 9

Swap Contracts